Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 5, 2024, in the Registration Statement on Form F-1 of Srivaru Holding Limited for the registration of Srivaru Holding Limited ordinary shares for resale by the selling shareholders named therein.

/s/ Manohar Chowdhry & Associates

Chennai, India

June 25, 2024